Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of November, 2006, between Willbros USA, Inc., a Delaware corporation (the “Corporation”), and John T. Dalton (the “Executive”).

RECITALS

WHEREAS, the Executive is currently Senior Vice President and General Counsel of the Corporation and its parent, Willbros Group, Inc., a Republic of Panama corporation (“WGI”); and

WHEREAS, the Executive has substantial legal and management experience in the engineering and construction industry in both domestic and international environments; and

WHEREAS, the Executive has agreed to forego other business opportunities and to stay on with the Corporation and WGI in such capacities;

NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:

ARTICLE I

FULL-TIME EMPLOYMENT OF EXECUTIVE

1.1 DUTIES AND STATUS.

(a) The Corporation hereby engages the Executive as a full-time executive employee for the period specified in Section 4.1 below (the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

(b) The Executive shall serve as Senior Vice President and General Counsel of the Corporation and WGI. He shall report to the Chief Executive Officer of the Corporation and WGI, but to no other person or body.

(c) In addition to the Executive’s performance of his day to day executive and operating responsibilities referred to in Section 1.1(b) above, the Executive shall work diligently and closely with the Chief Executive Officer during the Employment Period to further develop, refine, and implement WGI’s strategic plan consistent with the annual budget(s) and other objectives approved by the Board of Directors of WGI (the “Board”).

(d) Throughout the Employment Period, the Executive shall devote substantially all his full time and efforts to the business of the Corporation and WGI and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties under this Agreement in any way.

(e) Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 1.1 only at the principal offices of the Corporation in the Houston, Texas, metropolitan area. Throughout the Employment Period, the Executive shall be entitled to vacation and leave for illness or temporary disability in accordance with the Corporation’s policies for its senior executive officers.

1.2 COMPENSATION AND GENERAL BENEFITS. In consideration of the Executive foregoing other business opportunities and agreeing to stay on with the Corporation and WGI to perform the services described in this Agreement, the Executive shall be compensated as follows:

(a) Beginning November 1, 2006, throughout the Employment Period the Corporation shall pay the Executive a base salary of three hundred seventy five thousand dollars ($375,000) per year. The Executive will be eligible for increases in such base salary during the Employment Period based on merit and commensurate with increases made in the base salary of other executive officers. Such salary shall be payable in periodic equal installments pursuant to the Corporation’s executive payroll system.

(b) Throughout the Employment Period, the Executive shall be entitled to participate in such retirement, bonus, disability, life, sickness, accident, dental, medical and health benefits and other employee benefit programs, plans and arrangements of the Corporation which are in effect immediately prior to the date of this Agreement, and in any successor or additional employee benefit programs, plans or arrangements which may be established by the Corporation, as and to the extent any such employee benefit programs, plans and arrangements are or may from time to time be in effect.

1.3 BONUS. The Executive shall be eligible for bonus consideration annually at the sole discretion of the Board. The maximum annual bonus for which the Executive is eligible is an amount equal to his base salary. The Board, in considering the bonus, if any, payable to the Executive for a year shall consider the financial performance of the Corporation, the individual performance of the Executive and the bonuses, if any, awarded to other executive officers of the Corporation, as well as any other matters the Board deems it appropriate to consider in making its determinations.

1.4 RESTRICTED STOCK AWARD. In consideration of the Executive foregoing other business opportunities and agreeing to stay on with the Corporation and WGI to perform the services described in this Agreement, the Executive will continue to be eligible consistent with his peers and his performance to receive awards of shares of common stock, par value $.05 per share (“common stock”), of WGI (“restricted stock shares”) from time to time, at the sole discretion of the Compensation Committee of the Board, under the WGI 1996 Stock Plan.

1.5 GRANT OF STOCK OPTIONS. In consideration of the Executive foregoing other business opportunities and agreeing to stay on with the Corporation and WGI and to perform the services described in this Agreement, the Executive will continue to be eligible consistent with his peers and his performance to receive stock option awards to purchase shares of common stock of WGI (“stock option awards”) from time to time, at the sole discretion of the Compensation Committee of the Board, under the WGI 1996 Stock Plan.

1.6 GROSS-UP PAYMENT. Notwithstanding anything to the contrary in this Agreement, if any of the payments or benefits which the Executive has the right to receive from the Corporation (the “Payments”) are later determined to be subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such tax (such tax, together with any such interest or penalties, are hereinafter collectively referred to as the “409A Tax”), the Corporation shall pay to the Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax imposed on any Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the 409A Tax imposed upon the Payments. The Compensation Committee of the Board shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Executive shall notify the Corporation immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Corporation to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Compensation Committee of the Board) within five days of the receipt of such claim. The Corporation shall notify the Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Corporation decides to contest such claim, then the Executive shall cooperate fully with the Corporation in such action; provided, however, the Corporation shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any 409A Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Corporation’s action. If, as a result of the Corporation’s action with respect to a claim, the Executive receives a refund of any amount paid by the Corporation with respect to such claim, then the Executive shall promptly pay such refund to the Corporation. If the Corporation fails to timely notify the Executive whether it will contest such claim or the Corporation determines not to contest such claim, then the Corporation shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.

ARTICLE II

COMPETITION AND CONFIDENTIAL INFORMATION

2.1 COMPETITION AND CONFIDENTIAL INFORMATION. The Executive and the Corporation recognize that, due to the nature of his prior association with the Corporation and WGI and of his engagements hereunder, and the relationship of the Executive to the Corporation and WGI, both in the past as an executive and in the future hereunder, the Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation, WGI, and their affiliates, including but not limited to, information with respect to present and prospective business plans, financing arrangements, marketing projections, customer lists, contracts and proposals.

The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation, WGI, and their affiliates and that disclosure or use by others could cause substantial loss to the Corporation, WGI, and their affiliates. The Executive and the Corporation also recognize that an important part of the Executive’s duties will be to develop goodwill for the Corporation, WGI, and their affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Corporation, WGI, and their affiliates, and that there is a danger that this goodwill, a proprietary asset of the Corporation, WGI and their affiliates, may follow the Executive if and when his employment relationship with the Corporation is terminated.

The Executive accordingly agrees that, during the Employment Period, the Executive will not either individually or as owner, partner, agent, employee, or consultant engage in any activity competitive with the onshore and offshore pipeline, engineering and construction businesses of the Corporation, WGI, or any of their affiliates or with any other lines of material business activity of the Corporation, WGI, or any of their affiliates that commence during the Employment Period, and will not directly or indirectly solicit any employee to leave the employment of the Corporation, WGI, or any of their affiliates.

Nothing in this Article II shall be construed to prevent the Executive from owning, as an investment, not more than one percent (1%) of a class of equity securities issued by any issuer and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

2.2 NON-DISCLOSURE. At all times after the date of this Agreement, the Executive will keep confidential any confidential or proprietary information of the Corporation, WGI, and their affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation, WGI, and their affiliates and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation, WGI, and their affiliates. For purposes of this Agreement, “confidential or proprietary information” means information unique to the Corporation, WGI, and their affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation, WGI and their affiliates or typical of industry practice. This Section 2.2 shall survive the termination of this Agreement.

ARTICLE III

[Intentionally Omitted]

ARTICLE IV

EMPLOYMENT PERIOD

4.1 DURATION. The Employment Period shall commence on November 1, 2006 and shall terminate on October 31, 2011.

4.2 EARLY TERMINATION. This Agreement shall be terminated prior to the end of the Employment Period for the following reasons or upon the occurrence of the following events:

(a) Termination of this Agreement by the Corporation without cause or through constructive discharge, as described in Section 4.4(a) below;

(b) Discharge of the Executive for cause, as described in Section 4.4(b) below;

(c) Death of the Executive;

(d) Total disability of the Executive, as described in Section 4.4(c) below;

(e) Voluntary resignation of the Executive; or

(f) “Change in Control” as that term is defined in the Willbros Group, Inc. Severance Plan as Amended and Restated Effective September 25, 2003, or as it may be amended and/or extended hereafter (the “Severance Plan”); provided, however, that any event, transaction, or series of events or transactions that would constitute a Change in Control under such definition and which relates to, results from or constitutes a part of the insolvency of, or a bankruptcy, bankruptcy reorganization, or receivership of the Corporation or WGI shall not constitute a Change in Control or otherwise operate to trigger the obligation to pay amounts otherwise payable upon the early termination of this Agreement.

4.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY TERMINATION.

(a) In the event of an early termination of this Agreement due to the Corporation’s involuntary termination of the Executive’s employment without cause, or due to a constructive discharge of the Executive, or due to a Change in Control, the Corporation shall pay to the Executive and provide him with the following:

(i) Subject to Section 4.3(h) below, during the remainder of the Employment Period, the Corporation shall continue to pay the Executive his base salary at the rate specified in Section 1.2(a) above,

(ii) Subject to Section 4.3(h) below, during the remainder of the Employment Period, the Executive shall, to the extent legally permissible, continue to be entitled to all benefits and benefit payment options under all of the employee benefit programs, plans or arrangements of the Corporation described in Section 1.2(b) above as if he were still employed during such period under this Agreement, and which have accrued as of the time of the termination of this Agreement under the WGI 1996 Stock Plan, and

(iii) A cash bonus in an amount determined as if the Corporation and the Executive had exceeded the performance goals, if any, set forth by the Board for the Executive to receive the maximum cash bonus for which the Executive is eligible under Section 1.3 above for each of the uncompleted years remaining in the Employment Period at the time of the termination of this Agreement which cash bonus shall be payable as provided in Section 4.3(h) below.

(b) In the event of an early termination of this Agreement because of the voluntary resignation of the Executive or termination of the Executive’s employment for cause, the Executive will receive his base salary through the date of such voluntary resignation or termination of the Executive’s employment for cause, the Executive shall receive no cash bonuses under Section 1.3 above for any years remaining in the Employment Period which have not ended as of the date of such voluntary resignation or termination of the Executive’s employment for cause, and the Executive and his dependents and beneficiaries will receive, subject to Section 4.3(h) below, such benefits as they may be entitled under the terms of the WGI 1996 Stock Plan and the employee benefit programs, plans and arrangements of the Corporation described in Section 1.2(b) above which provide benefits upon retirement, resignation or discharge for cause, as the case may be.

(c) In the event of an early termination of this Agreement because of the death of the Executive, the Executive’s dependents, beneficiaries and estate, as the case may be, will be entitled to and shall receive (i) the Executive’s base salary at the rate specified in Section 1.2(a) above through the date of the Executive’s death, (ii) an amount in cash determined as if the Corporation and the Executive had met or exceeded the performance goals, if any, set forth by the Board for the Executive to receive the maximum cash bonus for which the Executive is eligible under Section 1.3 above for the year in which the Executive’s death occurs payable within three months after the date of the Executive’s death, but no other amounts in respect of the potential cash bonuses established by the Board, and (iii) such survivor and other benefits, including but not limited to health care continuation benefits, as they may be entitled under the terms of the employee benefit programs, plans and arrangements described in Section 1.2(b) above which provide benefits upon the death of the Executive and under the WGI 1996 Stock Plan.

(d) In the event of an early termination of this Agreement because of the total disability of the Executive, the Executive, and his dependents, beneficiaries and estate, as the case may be, will be entitled to and shall receive (i) the Executive’s base salary at the rate specified in Section 1.2(a) above through the date of the Executive’s termination of employment with the Corporation, (ii) an amount in cash determined as if the Corporation and the Executive had met or exceeded the performance goals, if any, set forth by the Board for the Executive to receive the maximum cash bonus for which the Executive is eligible under Section 1.3 above for the year in which the Executive’s termination of employment with the

Corporation occurs payable as provided in Section 4.3(h) below, but no other amounts in respect of the potential cash bonuses established by the Board, and (iii) subject to Section 4.3(h) below, such benefits, including but not limited to health care continuation benefits, as they may be entitled under the terms of the employee benefit programs, plans and arrangements described in Section 1.2(b) above which provide benefits upon total disability of the Executive and under the WGI 1996 Stock Plan.

(e) The early termination of this Agreement as described in Section 4.2 above shall not preclude the Executive’s participation in such benefits as may be available to him under the Severance Plan, if any; provided, however, the value of any compensation and/or benefits payable under the Severance Plan shall not be duplicative of amounts paid under this Agreement, and such amounts payable under the Severance Plan shall be offset against the value of any compensation or benefits payable to the Executive under this Agreement, and vice versa.

(f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.3 by seeking employment or otherwise, nor shall the amount of any payment provided for in this Section 4.3 be reduced by any compensation or remuneration earned by the Executive as the result of employment with another employer, or self-employment, or as a partner, after the date of termination or otherwise.

(g) Although Executive shall be entitled to all rights which have accrued under the WGI 1996 Stock Plan and any outstanding awards granted to him thereunder as of the time of the termination of this Agreement, Executive shall not be entitled to any additional restricted stock shares and/or stock option awards that have not yet been awarded pursuant to Section 1.4 and/or Section 1.5 above at the time of the termination of this Agreement.

(h) Amounts payable to the Executive after his termination of employment with the Corporation under Sections 4.3(a)(i), 4.3(a)(ii), 4.3(a)(iii), 4.3(b) and 4.3(d) above shall be made or shall commence within the thirty day period following the six month anniversary of the Executive’s termination of employment with the Corporation, unless applicable law allows such amounts to be paid to the Executive or commence earlier, in which event, the earlier distribution or commencement date shall apply. For this purpose whether there has been a termination of employment shall be determined under rules set forth in Section 409A of the Code and United States Treasury Regulations thereunder. The first of the Executive’s payments or benefits under Section 4.3(a)(i), 4.3(a)(ii), 4.3(b) or 4.3(d) above shall include the amounts or benefits the Executive would have received from and after his termination of employment with the Corporation but for the requirements of the first sentence of this Section 4.3(h).

4.4 DEFINITIONS. The following words shall have the specified meanings when used in the Sections specified:

(a) In Section 4.2(a) above, the term “termination” means termination (i) by the Corporation of employment of the Executive with the Corporation for any reason other than death or total disability of the Executive, or for cause, or (ii) by resignation of the

Executive due to a significant change in the nature or scope of his authorities or duties from those contemplated in Section 1.1 above, a reduction in total compensation from that provided in Section 1.2 above, or the breach by the Corporation of any other provision of this Agreement.

(b) In Sections 4.2(b), 4.3(a) and 4.3(b) above, the term “cause” means substantial non-performance of his job responsibilities after the Executive has been provided written notice of such nonperformance and a reasonable time period, not to exceed three months, has passed without substantial correction of such nonperformance, or the Executive engaging in conduct such that a reasonable person would view the same as compromising the moral and/or ethical principles of the Corporation, the Executive’s conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by the Executive, the Executive’s inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Subsidiaries, or the Executive’s engaging in misconduct that is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, or the breach by the Executive of his obligations under Sections 2.1 and 2.2 above, or, at the discretion of the Board, the Executive’s indictment for a crime in connection with his services before the date of this Agreement as an employee for any employer.

(c) In Sections 4.2(d) and 4.3(d) above, the term “total disability” means a physical or mental condition which causes the Executive to be unable to perform substantially all of the duties of his position hereunder for a period of six (6) months or more as determined by WGI’s Board of Directors.

ARTICLE V

NOTICES

5.1 NOTICES. Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal offices.

ARTICLE VI

MISCELLANEOUS

6.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments thereto, save and except for the continuing applicability and participation of the Executive in the Severance Plan and the employee benefit plans and arrangements described in Section 1.2(b) above, and the applicability of the terms and provisions of the WGI 1996 Stock Plan, and the Restricted Stock Award Agreements and Stock Option Agreements related to the award of restricted stock shares and grant of stock options, respectively, to the Executive; provided, however, this Agreement shall not diminish or otherwise alter the inherent power and authority of the Board to amend, terminate, or otherwise later modify the Severance Plan and/or other employee benefit plans or arrangements available to any employee or group of employees as described in this Section 6.1.

6.2 MODIFICATION. Except as provided in the following two sentences, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives. Nothing in this Agreement shall affect the Corporation’s and its affiliates’ rights to amend or terminate any of their employee benefit plans, as permitted under applicable law and the respective terms of such plans. The parties agree to further amend this Agreement in the event that an amendment is necessary or desirable to address the requirements of Section 409A of the Code.

6.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

6.4 GOVERNING LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

WILLBROS USA, INC.

By:	/s/ DENNIS G. BERRYHILL
Name:	Dennis G. Berryhill
Its:	Vice President and Secretary

EXECUTIVE

/s/ JOHN T. DALTON
Name: John T. Dalton